UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-194873

REGISTRATION STATEMENT NO. 333-205011

REGISTRATION STATEMENT NO. 333-229098

UNDER

THE SECURITIES ACT OF 1933

58.com Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(state or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Building 105, 10 Jiuxianqiao North Road Jia

Chaoyang District, Beijing 100015

People’s Republic of China

+86 10 5956-5858

(Address of principal executive office)

 The 2010 Employee Stock Option Plan

The 2013 Share Incentive Plan

(Full Title of the Plan)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(212) 750-6474

(for Registration Statement NO. 333-194873)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

+1 302-738-6680

(for Registration Statements NO. 333-205011 and NO. 333-229098)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

58.com Inc. (the “Registrant”) is filing this post-effective amendment (“Post-Effective Amendment”) to the following registration statements on Form S-8 (collectively, the “Registration Statements”) to deregister all unsold securities originally registered by the Registrant pursuant to its (i) Registration Statement No. 333-194873, filed with the Securities and Exchange Commission (the “Commission”) on March 28, 2014, with respect to a total of 13,004,029 class A ordinary shares of the Registrant, par value US$0.00001 per share (the “Class A Ordinary Shares”), thereby registered for offer or sale pursuant to Registrant’s 2010 Employee Stock Option Plan and 2013 Share Incentive Plan; (ii) Registration Statement No. 333-205011, filed with the Commission on June 17, 2015, with respect to a total of 9,645,628 Class A Ordinary Shares, thereby registered for offer or sale pursuant to Registrant’s 2013 Share Incentive Plan and (iii) Registration Statement No. 333-229098, filed with the Commission on December 31, 2018, with respect to a total of 14,241,072 Class A Ordinary Shares, thereby registered for offer or sale pursuant to Registrant’s 2013 Share Incentive Plan.

On June 15, 2020, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Quantum Bloom Group Ltd (“Parent”) and Quantum Bloom Company Ltd (“Merger Sub”), a wholly-owned subsidiary of Parent. On September 17, 2020 (the “Effective Time”), pursuant to the Merger Agreement, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving company and a wholly-owned subsidiary of Parent. Upon completion of the Merger, the Registrant became a privately-held company.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statements that remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on September 21, 2020.

58.com Inc.

By:	/s/ Jinbo Yao
Name:	Jinbo Yao
Title:	Director

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.